Exhibit 99.1
Dendreon Announces Pricing of Common Stock Offering
SEATTLE, December 10, 2009 — Dendreon Corporation (Nasdaq: DNDN) announced today that it has priced its underwritten public offering of 15,000,000 shares of its common stock at a price to the public of $24.75 per share. Dendreon also granted to the underwriters a 30-day option to purchase up to an additional 2,250,000 shares of common stock to cover overallotments, if any. The offering is expected to close on December 15, 2009, subject to customary closing conditions.
J. P. Morgan Securities Inc. and Deutsche Bank Securities Inc. acted as joint book-running managers of the offering. Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Lazard Capital Markets LLC, Leerink Swann LLC and Needham & Company, LLC acted as co-managers.
Dendreon anticipates net proceeds from the offering of approximately $356.0 million ($409.5 million if the underwriters exercise their overallotment option in full). Dendreon intends to use the net proceeds of the offering to fund expenditures in connection with the investment in its manufacturing facilities, including the accelerated build-out of new facilities in Atlanta, Georgia and Orange County, California (providing for additional capacity from such facilities in mid 2011) and build-out of the remaining capacity at its Morris Plains, New Jersey facility, to fund investment in information technology infrastructure and product support systems, to hire manufacturing, sales and marketing, quality and other personnel in preparation for the licensure by the FDA and commercialization of PROVENGE® (sipuleucel-T), for third-party contract supply costs, and for general corporate purposes, including working capital.
The shares of common stock will be issued pursuant to Dendreon’s effective registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”). Copies of the prospectus supplement and related base prospectus for this offering, when available, may be obtained by contacting: J.P. Morgan Securities Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-866-803-9204; or Deutsche Bank Securities Inc., Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, or by calling 1-800-503-4611. An electronic copy of the prospectus supplement and related base prospectus for the offering will also be available on the SEC’s website, www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of a prospectus supplement and accompanying base prospectus. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement or the prospectus contained therein.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. Dendreon applies its expertise in antigen identification, engineering and cell processing to produce ACI product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. Dendreon has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN.
This news release contains forward-looking statements that are subject to risks and uncertainties. These statements include Dendreon’s completion of the offering and anticipated use of proceeds. Factors that could affect these forward-looking statements include, but are not limited to, market price and demand for Dendreon’s common stock and events and developments affecting Dendreon’s business and prospects, including the progress on the commercialization efforts for PROVENGE and requisite receipt of FDA licensure for marketing. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact:
Katherine Stueland
Vice President, Corporate Communications and Investor Relations
Dendreon Corporation
(206) 829-1522